Exhibit 10.17
NISOURCE 2008 CORPORATE INCENTIVE PLAN

1.	PURPOSE
The purpose of the NiSource 2008 Corporate Incentive Plan (“Plan”) is to motivate and reward certain employees of NiSource Inc. (the “Corporation”) and its affiliates (individually, the “Employer” and collectively, the “Employers”) by making a portion of their compensation dependent upon the achievement of certain performance criteria.

2.	ADMINISTRATION
The Plan is administered by the Officer Nomination and Compensation Committee (“Committee”) of the Board of Directors of the Company (“Board”), which, subject to action of the Board, has complete discretion and authority with respect to the Plan and its application, except to the extent that discretion is expressly limited by the Plan.

3.	ELIGIBILITY FOR PARTICIPATION
All exempt and non-exempt employees of the Company and its affiliates, other than employees who have received a last chance letter, final notice letter or equivalent during the Plan year, certain exempt employees who participate in other specialized functional incentive plans and bargaining unit employees of Kokomo Gas and Fuel Company are eligible to participate in the Plan (“Participants”). The Committee may add additional employees, and remove employees, as Participants during each calendar year.
Notwithstanding the previous paragraph, an employee described above shall be a “Limited Participant” if he or she has received one or more suspensions without pay totaling five days or more during the calendar year. Each limited participant will have their individual incentive opportunity reduced by at least 50%. Any Participant not covered under the preceding sentences is a “Full Participant.”

4.	CREATION OF PERFORMANCE TARGETS
A.	PERFORMANCE GROUPS
For incentive purposes, Participants shall participate as a member of one of the following “Groups”: (a) Gas Distribution Business Unit, (b) NIE Business Unit, (c) NGT&S Business Unit, and (d) Corporate Support. Groups (a), (b), and (c) above may also be referred to as a “Business Unit.” The Company, in its sole discretion, shall place Participants in a Group based upon their position in the Company. If a Participant changes positions during the calendar year, the Participant will be assigned to a Group based on the position they hold on December 31, unless the Company, in its sole discretion, determines otherwise.

B.	CORPORATE AND BUSINESS UNIT PERFORMANCE CONDITIONS; CREATION OF INCENTIVE POOL
Whether a bonus payment will be made under this Plan depends upon the Company achieving a financial trigger for an applicable calendar year (the “Performance Year”). This trigger is the Company’s achievement of operating earnings per share, after accounting for the cost of payments under the Plan (“OEPS”), of $1.25 for the Performance Year. The Company shall have full discretion and authority to determine whether this trigger has been achieved and whether any adjustments need to be made in the calculation of OEPS to reflect unusual or non-recurring events. If the Company’s OEPS for the Performance Year is less than $1.25, no amount shall be payable under the Plan.
If the OEPS trigger described in the previous paragraph is reached, the Company will create an incentive pool for each Group from which bonuses under this Plan will be paid (the “Incentive Pool”). The amount of the Incentive Pool will be calculated using a percentage (as described below) of each Participant’s “Eligible Earnings,” which consists of the Participant’s base earnings for the calendar year. Additionally, Eligible Earnings for Participants who are non-exempt employees also includes all shift premiums and overtime pay for the calendar year. Reimbursements for educational assistance, relocation, meals and mileage, as well as incentive payments, stock option gains, and long-term disability payments are not included in Eligible Earnings.
To determine the Incentive Pool for each Group, the Company will assign payout percentages, ranging from a minimum “Trigger” percentage to a maximum “Stretch” percentage, if certain performance criteria are met.
Corporate Support
For Participants in Corporate Support, the performance criterion will be OEPS. The following table identifies the tiers of OEPS and the corresponding payout percentage of Eligible Earnings that will be used to calculate the amount of the Incentive Pool for the Corporate Support Group.

OEPS	Individual Payout Percentage

$1.35	Stretch %
$1.30	Target %
$1.25	Trigger %
The Company shall have full discretion and authority to determine “Stretch,” “Target” and “Trigger” for each Performance Year and the corresponding payout percentages.

Business Unit
For Participants in a Business Unit, the performance criteria will be OEPS and the Business Unit’s operating earnings (“BUOE”). The following tables identify the tiers of OEPS and BUOE that will be used to calculate the amount of the Incentive Pool for each Business Unit. Fifty percent of a Participant’s eligibility will be based upon OEPS and fifty percent will be based upon BUOE.

OEPS	Individual Payout Percentage

$1.35	Stretch %
$1.30	Target %
$1.25	Trigger %
Gas Distribution Business Unit

BUOE	Individual Payout Percentage

$276.4M	Stretch %
$270.5M	Target %
$264.5M	Trigger %
NIE Business Unit

BUOE	Individual Payout Percentage

$317.2M	Stretch %
$310.4M	Target %
$303.6M	Trigger %
NGT&S Business Unit

BUOE	Individual Payout Percentage

$386.4M	Stretch %
$378.1M	Target %
$369.8M	Trigger %
The Company shall have full discretion and authority to assign values for “Stretch,” “Target,” and “Trigger” for each Performance Year and the corresponding payout percentages.
Creation of Incentive Pool
Once the Company has established the payout percentages for a Performance Year, the Company will calculate the Incentive Pool for each Group for that Performance Year as follows. First, the Company will calculate the portion of the Incentive Pool for each Group attributable for each Participant (the “individual incentive opportunity”) in the following manner.
The individual incentive opportunity for a Corporate Support Participant shall equal:
Participant’s Eligible Earnings X OEPS individual payout percentage

The individual incentive opportunity for a Business Unit Participant shall equal:
(Participant’s Eligible Earnings X Individual Business Unit payout percentage X 50%)
PLUS
(Participant’s Eligible Earnings X OEPS individual payout percentage X 50%)
The individual incentive opportunity for each Participant in a Group will be added together, and the sum will equal the Incentive Pool for that Group.

5.	CALCULATION OF BONUS
Non-exempt employees
A Participant’s individual bonus under this Plan will be calculated in the following manner. Participants who are non-exempt employees will receive 100% of their individual incentive amount, as calculated under Section 4(B) in this Plan.
Example
•	Non-exempt, business unit employee

•	Eligible earnings of $50,000

•	Trigger of 2%; target of 4%; stretch of 6%

•	BUOE achieves target amount

•	OEPS achieves trigger amount
BUOE Calculation = ($50,000 X 4% X 50%) = $1,000
PLUS
OEPS Calculation = ($50,000 X 2% X 50%) = $500
Total bonus payout = $1,500
Exempt Employees
The bonus of each Participant who is an exempt employee will be calculated according the following formula.
The proposed amount of the individual incentive opportunity will be the amount calculated under Section 4(B) of this Plan. Of the proposed individual amount, the individual incentive opportunity will be divided into two categories:
•	Discretionary: 67% of the Participant’s individual incentive calculation will be discretionary; the Company may increase or decrease this amount based on the Company’s assessment of the Participant’s performance

•	Non-discretionary: 33% of the Participant’s individual incentive calculation will be fixed.

The total amount of bonuses paid to all Participants in a Group may not exceed that Group’s Incentive Pool.
Example
•	Exempt, business unit employee

•	Eligible earnings = $50,000

•	Trigger of 4%, target of 8%, stretch of 12%

•	BUOE achieves trigger

•	OEPS achieves target

•	Solid performer
Step 1
BUOE Calculation = ($50,000 X 4% X 50%) = $1,000
PLUS
OEPS Calculation = ($50,000 X 8% X 50%) = $2,000
Total bonus potential opportunity = $3,000
Step 2
Discretionary amount = $3,000 X 67% = $2,010 (67% could increase or decrease based upon performance)
Non-discretionary amount = $3,000 X 33% = $990
Total bonus paid = $3,000

6.	DISTRIBUTION OF THE INCENTIVE PAYMENT
If payable, the Participant’s bonus will be distributed to the Participant, or the Participant’s estate in the event of the Participant’s death before payment, in cash in a single sum as soon after the end of the applicable Performance Year as practicable, but no later than March 15 after the end of the Performance Year, in accordance with the Company’s payroll practices. A Participant who terminates his or her employment with the Company after the end of the Performance Year, but before the distribution of the incentive payment will be entitled to receive any payment due under this Plan. However, any participant that is terminated “for cause” before the distribution of the incentive payment will not be entitled to receive any payment due under this plan.

7.	CONTINUITY OF THE PLAN.
Although it is the present intention of the Company to continue the Plan in effect for an indefinite period of time, the Company reserves the right to terminate the Plan in its entirety as of the end of any calendar year or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any incentive payment amounts previously earned in a preceding calendar year under the Plan.

8.	NOTICES.
Any notice required or permitted to be given by the Company or the Committee pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant, his or her beneficiary, executors, administrators, successors, assigns or transferees, at the last address shown for the Participant on the records of the Company or subsequently provided in writing to the Company.

9.	WITHHOLDING.
The Company may withhold from any incentive payment under the Plan amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, and deductions as may be required pursuant to agreement with, or without the consent of, a Participant, including withholding with respect to any elective deferrals under the deferred compensation arrangement sponsored by the Company.

10.	MISCELLANEOUS PROVISIONS.
A.	No incentive payment under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any incentive payment under the Plan.

B.	Nothing contained herein will confer upon any Participant the right to be retained in the service of an Employer or any affiliate thereof nor limit the right of an Employer or any subsidiary thereof to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

C.	The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of an Employer or any affiliate thereof for payment of any incentive payments hereunder. No Participant or any other person shall have any interest in any particular assets of an Employer or any affiliate thereof by reason of the right to receive an incentive payment under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of an Employer or any affiliate thereof with respect to any rights under the Plan.

11.	GOVERNING LAW.
The provisions of the Plan shall be construed and interpreted according to the laws of the State of Indiana, except as preempted by federal law.